                                                                   Exhibit 10.11

APRIL 28, 2004

CORPORATION RECRUITSOFT (CANADA) INC. AND ITS ENGLISH VERSION,
RECRUITSOFT (CANADA) CORPORATION INC., WHOSE COMPANY NAME WILL BE
CHANGED TO TALEO (CANADA) INC.
330 St-Vallier East, Suite 400
Quebec City, Quebec
G1K 9C5

                                                     THIS TEXT IS THE ENGLISH OF
                                                THE ORIGINAL FRENCH LETTER DATED
                                                     APRIL 28, 2004.  IN CASE OF
                                                     DISCREPANCY BETWEEN THE TWO
                                              VERSIONS, THE FRENCH VERSION SHALL
                                                                HAVE PRECEDENCE.

Attn.:  Mr. Jean Lavigueur, CA, CFO
--------------------------------------------------------------------------------
RE:   OFFER OF RENEWAL AND ADDITIONAL FINANCING
--------------------------------------------------------------------------------

Dear Mr. Lavigueur,

We are pleased to present to you the terms and conditions under which NATIONAL BANK OF CANADA (THE "BANK") agrees to make the financing below available to CORPORATION RECRUITSOFT (CANADA) INC AND ITS VERSION RECRUITSOFT (CANADA) CORPORATION, WHOSE COMPANY NAME WILL BE CHANGED TO TALEO (CANADA) INC., (THE "BORROWER") the following credit facilities:

"A"      $500,000       Operating credit (renewal)
"B"       $49,999       Demand loan (capital expenditures) original amount:  $500,000 (existing)
"C"       $63,333       Letter of guarantee (new)
"D"    $2,250,000       Term loan (original amount:  $2,500,000) (existing)
"E"      $400,000       MasterCard Purchasing Card (increase)
"F"    $2,400,000       Term loan (capital expenditures) (new)
"G"    $1,900,000       Demand loan (refundable tax credit financing) (new)
"H"    $2,600,000       Demand loan (new) refinancing of White Amber debt (subsidiary)
"I"      $500,000       Exchange risk
-----------------
      $10,663,333

Under the terms of the initial offer of financing dated November 24, 1999 (the "Offer of Financing") and the addenda and/or amendments dated June 28, 2000 and October 19, 2001, the Bank agrees to renew in favour of the Borrower the $500,000 operating credit under the same terms and conditions as those contained in the Offer of Financing and any addenda and amendments thereto, subject hereto.

1. FACILITY "A" - OPERATING CREDIT: $500,000

      1.1.  CREDIT FACILITY

            Subject to the provisions hereof, the Bank agrees to renew the operating credit facility made available to the Borrower for a principal amount not exceeding $500,000 IN CANADIAN DOLLARS AND/OR THE EQUIVALENT IN US DOLLARS, which is to be used to finance the Borrower's usual operating requirements.

      1.2.  FINANCING OPTIONS

            Subject to the terms and conditions hereof, the Borrower may use and re-use this credit facility, up to the maximum allowed, by means of VARIABLE-RATE advances.

      1.3.  INTEREST RATE

            The variable-rate advances shall bear interest, from the time of disbursement until payment in full, at the Canadian Prime rate of the Bank plus 0.50%, or 4.25% as at the date hereof. Interest shall be calculated daily and payable monthly on the 26th day of each month.

      1.4.  DISBURSEMENT AND REPAYMENT

            The credit facility is repayable on demand and may be reviewed periodically by the Bank, the next review being scheduled on or before MARCH 31, 2005.

            Disbursements and payments shall be made or collected in equal multiples of $5,000.

      1.5.  FINANCING CONDITIONS

            Notwithstanding the amount of the credit facility, the aggregate amount of advances shall at no time exceed the total of:

            - 75% of the Borrower's CANADIAN receivables net of its deferred income or that of Taleo Corporation, based in San Francisco, California, (excluding holdbacks receivable, contra accounts and receivables of White Amber Inc. USA, accounts of doubtful quality and those aged 90 days or more); and

            - 75% of the Borrower's U.S. receivables net of its deferred income or that of Taleo Corporation, based in San Francisco, California, or 90% IF INSURED BY EXPORT DEVELOPMENT CANADA
                  (EDC), (excluding holdbacks receivable, contra accounts and receivables of White Amber Inc. USA accounts of doubtful quality and those aged 90 days or more); and

            - 90% of the Borrower's foreign accounts receivable (other than US$) net of its deferred income or that of Taleo Corporation, based in San Francisco, California, if they are insured by EDC; otherwise no value will be taken into consideration (excluding holdbacks receivable, contra accounts and receivables of White Amber Inc. USA accounts of doubtful quality and all accounts aged 90 days or more).

            The value of the Borrower's accounts receivable shall be established monthly by taking into account claims ranking prior to the security of the Bank e.g.: deductions at source, salaries, accrued vacation pay, taxes.

            Each month, on the 20TH day of the following month, the Borrower shall furnish to the Bank a detailed list of its accounts receivable by identifying accounts in Canadian, U.S. and foreign currencies, insured accounts and its accounts payable according to age, and a monthly statement form of the available credit limit accompanying proof of payment of deductions at source, duly signed by the party(ies) authorized to sign on behalf of the company.

2. FACILITY "B" - DEMAND LOAN: $49,999.91 (FOR CAPITAL EXPENDITURES)

      2.1.  CREDIT FACILITY

            The loan currently disbursed in full, the balance of which is $49,999.91 as at the date hereof, as per the renewal offer dated June 17, 2002 and the addendum dated October 19, 2001 is currently in force, the final payment being scheduled for June 30, 2004.

            The Borrower repays the principal of the present demand loan by means of equal and consecutive monthly installments of $16,666.67 on the 30th day of each month. Interest is payable on the 26th day of each month. The remaining amortization as at the date hereof is three months.

3. FACILITY " C " - LETTER OF GUARANTEE: $63,333.33

      3.1.  CREDIT FACILITY

            Subject to the provisions hereof, the Bank agrees to make available to the Borrower a credit facility in the form of an irrevocable letter of guarantee for an amount not exceeding $63,333.33 in Canadian dollars in favour of the lessor. This letter of guarantee was issued on April 8, 2004 in favour of the lessor "Societe en commandite edifice Le Soleil."

            This letter of guarantee, issued by the Bank as requested by the Borrower, meets the following conditions :

            - The aggregate amount of the letters of guarantee shall at no time exceed $63,333.33;

            - The period shall be no less than 30 days and no more than 365 days;

            - The issuance fees of 1.50% per annum were charged to the Borrower by the Bank on issuance of the letter of guarantee.

      3.2.  TERM

            The letter of guarantee shall expire on April 1, 2005.

4. FACILITY "D" - TERM LOAN: $2,250,000

      4.1.  CREDIT FACILITY

            The loan, currently disbursed in full, the balance of which $2,250,000 as at the date hereof, as per the offer of financing dated March 28, 2003, is currently in force.

      4.2.  TERM

            The loan shall expire on April 26, 2007.

5. FACILITY " E " - MASTERCARD PURCHASING CARD: $400,000

      5.1.  CREDIT FACILITY

            The Bank agrees to make available to the Borrower the MasterCard Purchasing Card for travel expenses and other purchases, automatically payable via direct debit on the 7th day following the end of each month.

6.    FACILITY "F" - TERM LOAN: $2,400,000 (FOR CAPITAL EXPENDITURES)

      6.1.  CREDIT FACILITY

            Subject to the provisions hereof, the Bank agrees to make available to the Borrower a term loan for a principal amount of $2,400,000 in Canadian dollars or the equivalent in U.S. dollars* to finance 80% of the costs before taxes of equipment to be used for the Borrower's operations (e.g., software, hardware, office automation processes, office furniture) in Canada and in the United States.

            *Equivalent in U.S. dollars: The rate of conversion will be established by the Bank on the date of disbursements.

      6.2.  TERM

            The loan is granted for a period of 36 months.

      6.3.  INTEREST RATE

            This variable-rate loan shall bear interest from the date of disbursement until payment in full, at the Canadian Prime rate of the Bank plus 1.00%, or 4.75% as at the date hereof, calculated daily. Interest shall be payable monthly on the 26th day of each month as of the 26th day of the month following the first disbursement(s).

      6.4.  DISBURSEMENT

            The Borrower shall use the amount made available to it by WAY OF A MAXIMUM OF TWO PROGRESS ADVANCES corresponding to 80% of the value of the cost before taxes, on or before July 31, 2004, subject to meeting the conditions specified herein and executing any document that may reasonably be requested by the Bank, including, but not limited to, a term note. Any sum hereunder which has not been advanced to the Borrower on that date shall no longer be available to the Borrower and the Bank shall have no further obligation to advance such sum to the Borrower.

      6.5.  REPAYMENT

            The Borrower shall repay the principal of this term loan based on an amortization of 36 months in 36 equal and consecutive monthly installments of $66,666.67, which shall be payable on the 26th day of each month as of the month following the first disbursement. The balance of principal, interest, fees and incidental charges on the loan shall be repaid in full with the last installment, namely, on the term expiry date, without further notice.

      6.6.  PREPAYMENT

            The Borrower may repay all or part of the variable-rate term loan at any time without penalty, provided the repayment is from funds generated by the company or from the proceeds of a capital stock issue. If repayment is directly or indirectly from any other source, a penalty of three months' interest shall then be payable and deducted by the Bank from the repayment. Partial repayments shall be applied to the last installment of principal and/or interest or to any other sum due by the Borrower, at the Bank's discretion.

7. FACILITY "G" - TERM LOAN: $1,900,000 (TAX CREDITS)

      7.1.  CREDIT FACILITY

            Subject to the provisions hereof, the Bank agrees to make available to the Borrower a term loan for an amount of $1,900,000 in Canadian dollars to finance an amount not exceeding 75% of refundable federal and provincial tax credits for the fiscal year ending December 31, 2003.

      7.2.  TERM

            The loan is repayable no later than October 31, 2004.

      7.3.  INTEREST RATE

            This variable-rate loan shall bear interest from the time of disbursement until payment in full, at the Canadian Prime rate of the Bank plus 1.00%, or 4.75% as at the date hereof, calculated daily. Interest shall be payable monthly on the 26th day of each month as of the 26th day of the month following disbursement.

      7.4.  DISBURSEMENT

            7.4.1 The Borrower shall use the amount made available to it by way a single advance subject to meeting the conditions stipulated herein and executing any document that may reasonably be requested by the Bank, including, but not limited to, a demand note. Any sum hereunder which has not been advanced to the Borrower by OCTOBER 31, 2004 shall no longer be available to the Borrower and the Bank shall have no further obligation to advance such sum to the Borrower.

            7.4.2 The loan disbursements shall not exceed seventy-five per cent
                  (75%) of refundable tax credits, less income taxes payable as at December 31, 2003, and as indicated in the audited annual financial statements as at December 31, 2003 (US $1,987,000 dollars X 75% = US $1,490,000, the maximum amount of financing). This amount will be converted into Canadian dollars on the day it is disbursed by the Bank and shall not exceed the authorized amount, namely, $1,900,000 in Canadian dollars.

      7.5.  REPAYMENT

            7.5.1. The Borrower shall repay the portion of the loan that was granted in relation to the tax credits requested on the earliest of the following dates but no later than OCTOBER 31, 2004:

                  7.5.1.1. as of the date the Borrower files an income tax return, if, at that time, there is compensation for a tax credit receivable that is applied against income tax otherwise payable; or

                  7.5.1.2. as of the date the Borrower is required to file an income tax return, if such return has not actually been filed; or

                  7.5.1.3. as of the date that a refund of an amount related to a tax credit is received from the competent authorities;

            7.5.2. The Borrower may, at its option, repay the Bank following the initial public offering (IPO);

            7.5.3. The company may repay all or part of the loan at any time without penalty provided the repayment is from funds generated by the company. If the repayment is from a refinancing from another financial institution, a penalty of three months' interest shall then be payable.

            7.5.4. The company undertakes to apply any cheque or amount that it receives in the form of a refundable tax credit in relation to this loan solely to the balance of said loan, failing which the Bank may demand that said loan be repaid within ten
                   (10)
                   days of such default.

            7.5.5. The company's loan shall become due and payable within ten
                   (10) days of any event of default or failure to respect the commitments or obligations under this loan and any amendment thereto, as applicable.

8. FACILITY "H" - DEMAND LOAN: $2,600,000

      8.1.  CREDIT FACILITY

            Subject to the provisions hereof, the Bank agrees to make available to the Borrower a demand loan in the amount of $2,600,000 IN CANADIAN DOLLARS OR THE EQUIVALENT IN U.S. DOLLARS* to temporarily finance the repayment of the debt, prior to the IPO, owed by White Amber to Commerica (US$1,550,776) and Sunguard (US$433,776).

            *The equivalent in U.S. dollars: The rate of conversion shall be established by the Bank on the date of disbursement

            Any residual unpaid balance shall be paid directly by the Borrower from its working capital.

      8.2.  TERM

            The loan is repayable no later than September 30, 2004.

      8.3.  INTEREST RATE

            This variable-rate loan shall bear interest from the date of disbursement until payment in full, at the Canadian Prime rate of the Bank plus 1.50%, or 5.50% as at the date hereof, calculated daily. Interest shall be payable monthly on the 26th day of each month as of the 26th day of the month following the disbursement.

      8.4.  DISBURSEMENT

            8.4.1.1. The Borrower shall use the amount made available to it by way of a single advance to repay in full the advances of the above creditors. The Bank shall, via the law firm mandated by it, take charge of the final settlement of the transaction.

      8.5.  REPAYMENT

            8.5.1. The Borrower shall repay the portion of the loan that was granted by September 30, 2004 or earlier, namely, on the date of the Borrower's IPO.

            8.5.2. In the event of non-repayment on September 30, 2004, the
                   Borrower undertakes:

            - to make a monthly payment on principal, starting on October 26, 2004, in the amount of $100,000;

            - to apply against the principal the surplus tax credits receivable for fiscal 2003, approximately $663,000 (after repayment of Facility G);

            - to repay the remaining balance of the loan in full no later than October 31, 2005, namely, approximately $737,000, from its tax credits refunded for fiscal 2004 or from the company's working capital.

            8.5.3. The company may repay all or part of the loan at any time without penalty provided the repayment is from internally generated funds, proceeds of the IPO or other sources of cash from shareholders. If the repayment is from refinancing granted by another financial institution, a penalty of three months' interest shall then be payable.

            8.5.4. The company's loan shall become due and payable within ten
                   (10) days of any event of default or failure to respect the commitments or obligations under this loan and any amendment thereto, as applicable.

9. FACILITY "I" - EXCHANGE RISK: $500,000

      9.1.  CREDIT FACILITY

            Subject to the terms and conditions hereof, the Bank agrees to make available to the Borrower a currency conversion risk facility in an amount not exceeding $500,000 IN CANADIAN DOLLARS, which shall serve to enable the Borrower to conclude transactions with the Bank for contracts with respect to the sale or purchase of foreign currencies freely negotiated by the Bank, the whole subject to the following conditions:

            9.1.1. The Borrower may buy or sell foreign currencies through the
                   Bank, giving prior notice thereof to the Bank, in accordance with the customs and practices of the market, specifying the amount, currency and effective date of delivery of the chosen currency;

            9.1.2. The maximum amount of foreign currency that the Borrower may buy or sell hereunder shall not exceed the permitted amount, as determined hereinafter; the said permitted amount shall be determined by the Bank by multiplying the face value of the chosen currency by the level of risk, as per the schedule in effect at the Bank expressed as a percentage.

            9.1.3. For information purposes only: exchange contracts for less than 12 months (net risk exchange: 10%) $500,000 risks exchange in Canadian dollars corresponding to $5,000,000 in of foreign exchange contracts in Canadian dollars;

            9.1.4. The Borrower undertakes to deposit in its current account, sufficient amounts to pay for the foreign currencies bought or sold, no later than the date of their delivery, failing which, the Bank shall be authorized to make a variable-rate advance in Canadian and/or U.S. dollars under Credit Facility "A" hereof for an equivalent amount in US dollars/euros and/ or other currencies, which is necessary to pay for said currencies and any fees and expenses incurred by the Bank due to insufficient funds in the Borrower's US$ current account on the date of delivery.

                   Moreover, if such advance exceeds the credit amount authorized under Credit Facility "A" the Bank shall then be authorized to debit said current account for an amount equal to such excess amount; all overdrafts in the Borrower's current account shall bear interest, until payment in full, at the rate on overdrafts prevailing from time to time at the Bank;

            9.1.5. The Borrower shall execute, upon presentation, any agreement, contract, document or other writing required by the Bank, including, without limitation, the International Swap and Derivatives Association (ISDA) contract, the International Foreign Exchange Master Agreement (IFEMA) and confirmation, as applicable, of such contract, in accordance with the documents in use at the Bank, providing for, inter alia, the terms and conditions, amount, currency and fees payable to the Bank;

            9.1.6. Acceptance by the Bank of any request for the sale or purchase of foreign currencies is subject to the availability of such funds on the foreign exchange market and approval of each request is at the Bank's discretion.

      9.2.  TERM

            This credit facility may be reviewed from time to time by the Bank and may be revoked by the Bank at any time. The next review being scheduled on or before March 31, 2005.

10. SECURITY CURRENTLY IN FORCE

      REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Bank that all representations and warranties made in the initial offer of financing, dated November 24, 1999, and that all addenda and/or amendments dated June 28, 2000, as well as security documents, continue to be true and accurate as at this date.

      WITHOUT NOVATION

      This renewal is carried out without novation or derogation of the operating credit and all of the rights, mortgages, hypothecs guarantees, recourses and ranking resulting from the Offer of Financing dated November 24, 1999 and its addenda and/or amendments dated June 28, 2000, as well as security documents and other related documents.

      10.1. FACILITY "A" - OPERATING CREDIT: $500,000$

            10.1.1. First-ranking general movable hypothec on the universality of the Borrower's claims, present and future, wherever the debtors of claims may be. (This hypothec was signed on August 17, 2000 and published in the Register of Personal and Movable Real Rights on August 18, 2000 under No. 00-0238407-0001 for an original amount of $1,460,000.)

            10.1.2. First-ranking general movable hypothec on the universality of the Borrower's present and future inventories, wherever they may be located. (This hypothec was signed on August 17, 2000 and published in the Register of Personal and Movable Real Rights on August 18, 2000 under No. 00-0238407-0003 for an original amount of $560,000.)

            10.1.3. First-ranking general movable hypothec in the amount of
                    $500,000 on the universality of the Borrower's movable property, corporeal and incorporeal. (This hypothec was signed on August 17, 2000 and published in the Register of Personal and Movable Real Rights on August 18, 2000 under No. 00-0238407-0004 and will be cancelled once the new financing structure is put into place and Credit Facility "B" is paid in full.)

            10.1.4. First-ranking security agreement on the accounts receivable of Recruitsoft.Com Inc, San Francisco, CA (now known under the name "Taleo Corporation") signed on August 17, 2000 in the amount of $1,460,000.

            10.1.5. General Security Agreement of the Borrower on the
                    universality of the Borrower's movable property registered PPSA concerning the following addresses 101 Rolland-Therrien, Longueuil, Quebec J4H 4B9 and 5025/5045 Orbitor Drive, Building 9, Suite 401, Mississauga, Ontario L4W 4Y4 signed on August 17, 2000. (New addresses: 625 President Kennedy, Suite 1000, Montreal, Quebec H3A 1K2 and 20 Ducan Street, Suite 2000, Toronto, Ontario M5H 3G8).

            10.1.6. First-ranking Security Agreement of Recruitsoft.Com Inc.,
                    San Francisco, CA (now known under the name of Taleo Corporation) on the universality of the movable property in the amount of $500,000 signed on August 17, 2000.

            10.1.7. First-ranking Security Agreement of Recruitsoft.Com Inc.,
                    San Francisco, CA (now known under the name of Taleo Corporation) on the universality of inventories signed on August 17, 2000.

            10.1.8. First-ranking security on all stock in inventory on all stock in inventory under section 427 of the Bank Act.

            10.1.9. Guarantee of Recruitsoft Inc. (now Taleo Corporation) signed on November 27, 2001 in the amount of $500,000 (To be discharged).

      10.2. FACILITY "B" - DEMAND LOAN (CAPITAL EXPENDITURES): $49,999.91

            10.2.1. Second-ranking general movable hypothec on the universality of the Borrower's movable property, corporeal and incorporeal, in Canada and the United States, including intellectual property signed on November 27, 2001. (To be discharged when repaid in full and required before the date this offer of financing comes into force.)

            10.2.2. First-ranking general movable hypothec on specific equipment signed on November 27, 2001. (To be discharged when repaid in full and required before the date this offer of financing comes into force.)

            10.2.3. Security Agreement of Recruitsoft Inc. (now Taleo
                    Corporation, San Francisco, CA) on the inventory (To be discharged when repaid in full and required before the date this offer of financing comes into force.)

            10.2.4. Commitment from Recruitsoft Inc. (now Taleo Corporation, San
                    Francisco, CA) to ensure the debt service. (To be discharged when repaid in full and required before the date this offer of financing comes into force.)

            10.2.5. Guarantee of Recruitsoft Inc. (now Taleo Corporation). (To
                    be discharged when repaid in full and required before the date this offer of financing comes into force).

      10.3. FACILITY "C" - LETTER OF GUARANTEE: $63,333.33

            10.3.1. First-ranking deposit security in the amount of $63,333.33 signed on April 5, 2004 and published in the Register of Personal and Movable Real Rights on April 7, 2004 under No. 04-0192613-0001;

      10.4. FACILITY "D" - TERM LOAN: $2,250,000 (CURRENTLY IN FORCE)

            WITHOUT NOVATION OR DEROGATION FROM THE TERM LOAN CURRENTLY IN FORCE AND ALL RIGHTS, HYPOTHECS, MORTGAGES, GUARANTEES, SURETYSHIPS, REMEDIES AND RANKINGS RESULTING FROM THE OFFER OF FINANCING DATED MARCH 28, 2003 AND AMENDMENT DATED MAY 21, 2003, AS WELL AS SECURITY DOCUMENTS AND ANY OTHER WRITINGS RELATED THERETO.

            10.4.1. First-ranking specific movable hypothec in the amount of
                    $2,500,000 on the Borrower's financed equipment (published under No. 03-0327611-0001 dated

                    June 26, 2003, covering the first disbursement).

            10.4.2. First-ranking specific movable hypothec in the amount of
                    $2,500,000 on the Borrower's financed equipment (published under No. 03-0603554-0001 dated November 12, 2003, covering the second disbursement).

            10.4.3. Security agreement under the Uniform Commercial Code "UCC"
                    covering specific assets (registered in United States) as per respective registration districts.

            10.4.4. Guarantee of Recruitsoft Inc. (now Taleo Corporation) (to be
                    discharged).

      10.5. FACILITY "E" - MASTER CARD PURCHASING CARD: $400,000

            10.5.1. Movable hypothec on the universality of the present and future claims, wherever the debtors of such claims may be, in the amount of $250,000, signed on July 19, 2002 and published in the Register of Personal and Movable Real Rights on October 15, 2002 (to be discharged).

            10.5.2. First-ranking deposit security No. 559022683807 in the amount of $125,000, signed on July 19, 2002 and published in the Register of Personal and Movable Real Rights on October 11, 2002 under No. 02-0457393-0001 (to be cancelled).

            10.5.3. Guarantee of Recruitsoft Inc. (now Taleo Corporation),
                    signed on July 19, 2002, in the amount of $250,000 (to be discharged).

11. SECURITY

      As general and continuing security for the performance by the Borrower of all its obligations, present and future, towards the Bank, including, without limitation, the repayment of advances granted hereunder and the payment of interest, fees and incidental charges provided for hereunder and under the security documents, the Borrower undertakes to grant to the Bank the following security, if deemed satisfactory by the Bank, in accordance with the forms in use at the Bank:

      11.1. FACILITY "A" OPERATING CREDIT: $500,000
            FACILITY "B" DEMAND LOAN: $49,999.91 (UNTIL REPAYMENT DATE) FACILITY "C" LETTER OF GUARANTEE: $63,333.33
            FACILITY "D" TERM LOAN:  $2,250,000
            FACILITY "E"  MASTERCARD PURCHASING CARD:  $400,000
            FACILITY "F" TERM LOAN FOR CAPITAL EXPENDITURES: $2,400,000 FACILITY "G" DEMAND LOAN: $1,900,000
            FACILITY "H" DEMAND LOAN:  $2,600,000 AND
            FACILITY "I" EXCHANGE RISK: $500,000

            11.1.1. First-ranking general hypothec in the amount of $10,663,333 on the universality of the Borrower's movable and immovable property, present and future.

            11.1.2. Guarantee from Taleo Corporation, San Francisco, California supported by a security agreement in the amount of $10,663,333 (universality of movable and immovable property, present and future).

            11.1.3. Guarantee from White Amber Inc., New York, USA supported by a security agreement USA in the amount of $10,663,333 (universality of movable and immovable property, present and future).

            11.1.4. Negative pledge: Commitment by the Borrower and Taleo
                    Corporation, San Francisco, CA not to pledge intellectual property as security without the written consent of the Bank.

            11.1.5. Guarantee from 9090-5415 Quebec Inc. in the amount of
                    $10,663,333.

            11.1.6. Commitment to the effect that Taleo Corporation, San
                    Francisco, California will ensure the debt service of Taleo (Canada) Inc. (formerly Corporation Recruitsoft (Canada) Inc. and its English version, Recruitsoft (Canada) Corporation Inc.).

            11.1.7. First-ranking general hypothec on the universality of the movable and immovable property, corporeal and incorporeal, and the intellectual property, present and future, of the Borrower and Taleo Corporation, San Francisco, CA, wherever it may be, and whatever its purpose, type, form or format, including, without limitation, all brand names, trademarks, patents, licences, secrets, copyrights, industrial designs and permits, registered or not, as well as any version, present and future of computer software, or digital or interactive programming products of Taleo Corporation, San Francisco, CA, as well as the Security Agreement under the Uniform Commercial Code ("UCC") on specific equipment (registered in the United States) as per respective registration districts.

                    The security described in 11.1.6 shall be registered only in the event that an IPO for a minimum net amount of $25,000,000 (i.e., after all dividends payable further to an IPO), does not take place before September 30, 2004.

                    The security described in 11.1.6 shall be kept in escrow by our lawyers.

            11.1.8. Security with respect to insurance policies on the property given as security to the Bank, up to the full insurable value thereof.

            11.1.9. Rider designating the Bank as beneficiary of all rights, titles and interest in the proceeds of the insurance covering all property given as security to the Bank, up to the full insurable value thereof.

12. REPRESENTATIONS AND WARRANTIES OF THE BORROWER

      The Borrower represents and warrants to the Bank that:

      12.1. It is a duly constituted or incorporated, and registered and organized business in compliance with the legislation governing it, and that it has the powers, permits and licenses required to operate its business or enterprise and to own, manage and administer its property;

      12.2. It is not involved in any dispute or legal proceedings likely to materially affect its financial position or its capacity to operate its business;

      12.3. It has valid title to all its goods and property, which have a good market value and are free and clear of any prior claims, mortgages, hypothecs, charges or other similar encumbrances other than the mortgages, hypothecs and other charges previously granted to the Bank;

      12.4. It is not in default under the contracts to which it is a party or under the applicable legislation and regulations governing the operation of its business or its property, including, without limitation, all environmental requirements; and

      12.5. Any taxes, assessments, deductions at source, income taxes or other levies, the payment of which is secured by a legal privilege, prior claim or legal hypothec, have been/will be paid by the Borrower without subrogation or consolidation.

13. CONDITIONS PRECEDENT TO ANY DISBURSEMENT OF FUNDS

      Before any disbursement, renewal or maintenance of this credit facility, the Borrower shall meet the following conditions to the satisfaction of the Bank:

      13.1. The Borrower shall sign all documents that the Bank may reasonably request in order to give full effect to the provisions hereof;

      13.2. The Borrower and the guarantors, as applicable, shall meet all of the conditions hereof and execute all documents that the Bank may reasonably request in order to give full effect to the provisions hereof;

      13.3. All collateral security shall be duly registered in accordance with the above-mentioned ranking and any other required formality shall be fulfilled, as applicable;

      13.4. The Borrower shall furnish to the Bank any other document, certificate and opinion that it may reasonably require, including, but not limited to, any incorporating instrument related to the Borrower and the guarantor, and any other document and opinion related to the hypothecated property, as applicable;

      13.5. The Borrower shall furnish to the Bank the annual financial statements of 9090-5415 Quebec Inc;

      13.6. Total repayment of Facility "B".

14. CONDITIONS PRECEDENT TO DISBURSEMENT OF FUNDS SPECIFIC TO FACILITY "F" TERM
LOAN: $2,400,000

      14.1. The Borrower shall furnish to the Bank its invoices and proof of payment by location of installation.

15. CONDITIONS PRECEDENT TO DISBURSEMENT OF FUNDS SPECIFIC TO FACILITY "G" DEMAND LOAN: $1,900,000

      15.1. The Borrower shall furnish to the Bank its audited consolidated financial statements (received).

16. CONDITIONS PRECEDENT TO DISBURSEMENT OF FUNDS SPECIFIC TO FACILITY "H" DEMAND LOAN: $2,600,000


      16.1. The Borrower shall furnish to the Bank the statements of account of Sungard and Comerica, for the repayment of advances using Credit Facility "H";

      16.2. The Borrower shall furnish to the Bank written confirmation from the lenders (Sungard and Comerica) to the effect that once the advances are repaid, they undertake to disburse the cash amounts held as security and to cancel the registered security;

      16.3. The disbursement shall be controlled by a law firm mandated by the Bank;

      16.4. On signing hereof, the Borrower undertakes to disburse all surplus amounts required over and above the financing granted by the Bank (Credit Facility "H"), as applicable, to obtain cancellation of the security and repay the amount guaranteed by Taleo Corporation;

17. LOAN INSURANCE PROPOSAL

      Refer to Appendix 1.

18. POSITIVE COVENANTS

      During the entire term of this financing agreement, the Borrower shall:

      18.1. Use the proceeds of the financing for the purposes provided for herein;

      18.2. Operate its business in a diligent and continuous manner;

      18.3. Keep and maintain proper books of account and other accounting records in accordance with generally accepted accounting principles;

      18.4. Furnish to the Bank its internal monthly financial statements within 20 days of the end of each month together with the following lists: receivables by currency, EDC-insured receivables, uninsured receivables and consolidated receivables; accounts payable, proof of EDC insurability and copies of invoices for amounts in excess of $15,000, as well as a monthly statement of the available credit limit duly signed by the party(ies) authorized to sign on behalf of the company;

      18.5. The Borrower shall furnish to the Bank copies of all the usual documents concerning the administration of the EDC loan insurance policy;

      18.6. The Borrower undertakes to sign Form E6 to authorize EDC to forward all information required by the Bank;

      18.7. Furnish to the Bank two copies of its audited annual consolidated financial statements within 90 days of the end of its fiscal year together with monthly budget and cash flow projections for the following year;

      18.8. At all times, give the Bank's representatives the right to inspect its establishments and provide access thereto, and further permit the Bank's representatives to examine its books of account and other records, and take excerpts therefrom or make copies thereof;

      18.9. Maintain, at all times, insurance coverage on its property against loss or damage caused by fire and any other risk as is customarily maintained by companies carrying on a similar business;

      18.10. Maintain, at all times for the duration of this financing agreement, the following financial ratios:

            18.10.1. a WORKING CAPITAL RATIO GREATER THAN 1.0:1.0 (MINIMUM $2,000,000 IN US DOLLARS), defined as total current assets over total current liabilities;

            18.10.2. NET SHAREHOLDERS' EQUITY GREATER THAN OR EQUAL TO $6,000,000 IN US DOLLARS, defined as follows: (i) the principal paid by the Borrower for capital stock issued, paid and outstanding; (ii) the Borrower's retained earnings; and (iii) the amount of the Borrower's subordinated debt. The following are excluded from the shareholders' equity: (a) the amount of all subsidies (without excluding the amount of any such subsidy from other balance sheet entries, such as retained earnings and, as applicable, the cost of property acquired in full or in part by way of such subsidy) received by the Borrower; (b) all deferred income taxes, any component resulting from a revaluation of assets; (c) all intangible assets; and (d) all inter-company accounts;

            18.10.3. a TOTAL DEBT RATIO (BEARING INTEREST) TO USD CONSOLIDATED NET WORTH NO HIGHER THAN 1.25:1.00, defined as total liabilities (excluding total non-interest bearing liabilities such as accounts receivable and deferred income) divided by the total of shareholders' equity plus subordinated debt less intangible assets, advances to directors and/or shareholders and accounts receivable from or advances to affiliated companies;

      18.11. Pay, when due, all taxes, assessments, deductions at source, income tax or levies for which payment is guaranteed by legal privilege or legal hypothec, without subrogation or consolidation;

      18.12. Furnish to the Bank any other document that it may reasonably require;

      18.13. Conduct all or the greater part of its banking business with the Bank;

      18.14. Obtain and maintain in effect the permits and licences required for the operation of its company;

      18.15. Notify the Bank forthwith of any default or event which, following a notice or an expiry of a deadline, could constitute an event of default.

19. NEGATIVE COVENANTS

      The Borrower undertakes to refrain from carrying out the following transactions or operations without obtaining the prior written consent of the Bank:

      19.1. Materially change the nature of its operations or business;

      19.2. Change the control of the company, merge with another company, dissolve or wind up the company;

      19.3. Create or permit the existence of security interests in property granted as security to the Bank;

      19.4. Grant advances to its officers, directors, shareholders or related persons other than in the normal course of its business;

      19.5. Grant financial assistance, an investment or a guarantee on behalf a third party;

      19.6. Declare or pay out dividends on its shares, purchase or sell its shares, or otherwise reduce its capital.

20. ENVIRONMENTAL OBLIGATIONS

      20.1. The Borrower shall comply with the requirements of all legislative and regulatory environmental provisions (the "Environmental Requirements") and shall at all times maintain the authorizations, permits and certificates required under these provisions.

      20.2. The Borrower shall immediately notify the Bank in the event a contaminant spill or emission occurs or is discovered with respect to its property, operations or those of any neighbouring property. In addition, it shall report to the Bank forthwith any notice, order, decree or fine that it may receive or be ordered to pay with respect to the Environmental Requirements relating to its business or property.

      20.3. At the request of and in accordance with the conditions set forth by the Bank, the Borrower shall, at its own cost, provide any information or document which the Bank may require with respect to its environmental situation, including any study or report prepared by a firm acceptable to the Bank. In the event that such studies or reports reveal that any Environmental Requirements are not being respected, the Borrower shall effect the necessary work to ensure that its business and property comply with the Environmental Requirements within a period acceptable to the Bank.

      20.4. The Borrower undertakes to indemnify the Bank for any damage which the Bank may suffer or any liability which it may incur as a result of any non-compliance with Environmental Requirements.

      20.5. The provisions, undertakings and indemnification set out in this section shall survive the satisfaction and release of the security, and payment and satisfaction of the indebtedness and liability of the Borrower to the Bank pursuant to the terms hereof.

21. DEFAULT

      21.1. EVENTS OF DEFAULT

      The occurrence of one or more of the following events shall constitute a default under this Offer:

            21.1.1. If the Borrower fails to make a payment of principal, interest, fees, incidental charges or any other amount which may become due hereunder or under any of the security documents, when they become due and payable;

            21.1.2. If the Borrower and/or the guarantors fail to perform or otherwise breach any obligation hereunder or pursuant to any of the security documents or any other related document;

            21.1.3. If the Borrower and/or any guarantor, if applicable, becomes insolvent, bankrupt or is in the process of winding up, assigns its assets for the benefit of its creditors, files a proposal or gives notice of its intention to file such proposal or if a material, adverse change occurs in the financial position or operations of the Borrower;

            21.1.4. If proceedings are instituted by the Borrower and/or any guarantor, if applicable, or a third party for the Borrower's and/or any guarantor's dissolution, winding-up or re-organization of its operations or the arrangement or readjustment of its debts;

            21.1.5. If a creditor, trustee in bankruptcy, sequestrator, receiver or trustee takes possession of the Borrower's and /or any guarantor's assets or, in the opinion of the Bank, a major portion thereof or if such assets are subject to a prior notice of the exercise of a hypothecary right or a notice to withdraw authorization to collect claims or are seized;

            21.1.6. If the Borrower and/or any guarantor is in default under the terms of any other contracts, agreements or writings with the Bank or any other bank or financial institution or any other creditor with rights to the assets of the Borrower and/or any guarantor, as applicable;

            21.1.7. If any representation or warranty made by the Borrower and/or any guarantor herein or in a security document or any other document furnished to the Bank in connection herewith proves to be incorrect or erroneous; or

            21.1.8. If the Bank receives from any present or future guarantor a notice proposing to terminate, limit or otherwise modify such guarantor's liability hereunder, under a security document, or under any other related document.

21.2. RIGHTS AND REMEDIES OF THE BANK IN THE EVENT OF DEFAULT

      Subject to its other rights and remedies, in the event of default:

      21.2.1. The Bank may declare due and payable all of the Borrower's monetary obligations that have not matured and may claim from the Borrower and/or any guarantor, without any other notice, the immediate payment of principal, interest, fees and incidental charges, including all the expenses incurred by the Bank for the purposes of collecting or protecting the debt, and the execution of any other obligation of the Borrower and/or any guarantor;

      21.2.2. The Borrower shall lose all rights and privileges hereunder, including, but not limited to, the right to receive additional advances;

      21.2.3. The Bank may charge the Borrower reasonable fees for analysis, administration and follow-up and may even incur and pay any reasonable sum for services rendered (including legal, accounting and any other professional fees for which services may be required or deemed necessary) in relation to the realization, sale, transfer, delivery or payment to be made with respect to exercising all security held by the Bank and may retain such fees and disbursements from the proceeds of the realization of security;

      21.2.4. Any amount collected or received by the Bank, including the balance of the proceeds of any security realized, may be retained by the Bank and may, at the Bank's option, be applied to any part of the debt owed by the Borrower to the Bank;

      21.2.5. Any sum incurred and paid by the Bank in order to realize, protect or preserve any security pledged by the Borrower to the Bank under this agreement or required by law shall bear interest at the Canadian Prime rate of the Bank, plus X% annually until said sum is paid;

      21.2.6. The foregoing provisions shall be applied regardless of whether any of the bearers of bankers' acceptances, issued under the terms and conditions hereof, has requested full or partial payment or has requested only partial payment from the Bank.

21.3.    WAIVER, OMISSION AND CUMULATIVE REMEDIES

      21.3.1. The Bank may set deadlines, take or waive security, accept compromises, grant a discharge and recognition of cancellation and do business with the Borrower as it deems appropriate without such action reducing the Borrower's responsibility or affecting the rights of the Bank with respect to the security provided hereunder.

      21.3.2. Any omission on the part of the Bank to notify the Borrower and/ or any guarantor of any case of default under the terms and conditions hereof or to exercise its rights hereunder shall not be considered a waiver on the part of the Bank of its right to exercise its recourse in such case of default or to exercise any right.

      21.3.3. Acceptance by the Bank, following a default by the Borrower, of an amount owed to it, or the exercise by the Bank of any recourse or right shall not prevent the Bank from exercising any other right or recourse, the rights and recourses of the Bank being cumulative and non-interchangeable, and in addition to and not in substitution of, any other right or recourse by the Bank, whether by agreement or otherwise provided for by law.

22. SUNDRY

      22.1. DEFINITIONS

            For the purposes hereof, the terms and expressions hereinafter listed shall be defined as follows:

            "CANADIAN PRIME RATE" means the annual variable interest rate published by the Bank from time to time and used by the Bank to determine the interest rates on commercial loans granted by it in Canadian dollars in Canada.

      22.2. ACCOUNTING TERMS

            Each accounting term used herein shall have the meaning ascribed to it in accordance with the generally accepted accounting principles of the Canadian Institute of Chartered Accountants.

      22.3. CURRENCY AND PLACE OF PAYMENT

            All sums due by the Borrower hereunder must be paid by the Borrower to the Bank in Canadian dollars.

      22.4. CALCULATION OF INTEREST AND ARREARS

            22.4.1. Unless otherwise provided for herein, interest on any amount due hereunder shall be calculated daily and not in advance on the basis of a 365-day year.

            22.4.2. For the purposes of the Interest Act (Canada) in the case of a leap year, the annual interest rate corresponding to the interest calculated on the basis of a 365-day year is equal to the interest rate thus calculated multiplied by 366 and divided by 365.

            22.4.3. Any amount of principal, interest, commission or discount or an amount of any other nature remaining unpaid at maturity shall bear interest at the rate provided for herein, it being understood that said interest rate on arrears shall not exceed the maximum rate provided for by law, if applicable.

            22.4.4. Interest on arrears shall be compounded monthly and payable on demand.

      22.5. ADDITIONAL CHARGES

            The Borrower undertakes to pay the Bank the charges below, as determined by the Bank:

            22.5.1. In the event that a law, regulation, administrative policy or guideline results in an increase in the cost of credit for the Bank (particularly as a result of the imposition of reserves, taxes or requirements with respect to the Bank's capital adequacy), the Borrower shall pay this additional cost on demand; and

            22.5.2. The Borrower shall pay all taxes or additional charges that could result from the application of the goods and services tax (Canada), the provincial sales tax (Quebec), or any other similar federal, provincial or municipal law.

      22.6. ASSIGNMENT

            No rights or obligations of the Borrower hereunder and no proceeds of the loan may be transferred or assigned by the Borrower. Any such transfer or assignment shall be null and void insofar as the Bank is concerned and shall render any balance then outstanding on the loan immediately due and payable at the Bank's option and release the Bank from any and all obligations of making any further advances hereunder.

      22.7. RECORDS

            The Bank shall keep records evidencing the transactions performed hereunder. Such records shall be presumed to reflect these transactions and shall constitute conclusive evidence of the amounts due to the Bank.

      22.8. ACCOUNT DEBITS

            The Borrower irrevocably authorizes the Bank to debit periodically or from time to time any bank account it maintains at the Bank in order to pay all or part of the amounts it may owe to the Bank hereunder.

      22.9. NON-BUSINESS DAY

            If the date provided for an installment of principal or interest hereunder is not a business day, such installment shall be paid on the first business day thereafter.

      22.10.   FINAL AGREEMENT AND INTERPRETATION

            Upon its acceptance and execution by the Borrower, this Offer shall constitute the final agreement between the parties, with the exception of any subsequent written amendments agreed to by the parties, and shall supersede any other previous verbal or written agreement between the parties with respect to the financing provided for herein.

            Notwithstanding the foregoing, this Offer does not create novation or an exception to the mortgages, hypothecs, rights and remedies of the Bank under the deeds, notes and security documents required hereunder which were signed by the Borrower or the guarantor prior to the date hereof. The Borrower hereby acknowledges and declares that the mortgages, hypothecs, rights and remedies of the Bank under said deeds, notes and security documents have not been amended and that they secure its obligations hereunder.

      22.11.   OTHER DOCUMENTS

            The Borrower and the guarantors, if applicable, shall do all things and execute all documents deemed necessary or appropriate by the Bank for the purposes of giving full force and effect to the terms, conditions, undertakings and security granted or to be granted hereunder.

      22.12.   JOINT AND SEVERAL LIABILITY/SOLIDARITY

            If more than one person is designated as the Borrower or the guarantor, each such person shall be jointly and severally or solidarily liable for the obligations set out herein and in the security documents.

      22.13.   VALIDITY OF PROVISIONS HEREOF

            Any court decision to the effect that any of the provisions hereof is null or void in no way affects the remaining provisions hereof or their validity or executory force.

      22.14.   REVIEW

            The terms and conditions of the credits granted by the Bank to the Borrower hereunder are subject to a periodic review, at the Bank's discretion.

      22.15.   AMENDMENTS

            Any amendment to this Offer or resulting waiver of a right hereunder is without effect unless it is explicitly stated in a written document signed by the parties.

      22.16.   COPIES

            This Offer may be signed in an indeterminate number of copies, each of which is deemed to constitute an original, but all of which constitute a single document.

23. ACCESS TO INFORMATION

      The Borrower and the guarantors hereby authorize any personal information agent, financial institution, creditor, tax authority, employer or any other person, including any public entity, holding information concerning the Borrower or its property, more particularly any financial information or information with respect to any undertaking or guarantee given by the Borrower, to supply such information to the Bank in order to verify the accuracy of all information furnished or to be furnished from time to time to the Bank and to ensure the solvency of the Borrower at all times.

24. FEES

      The Borrower undertakes to pay non-refundable fees of $23,500 on acceptance of this Offer of Financing.

      The taking of security (in Canada and the United States) shall be completed by a law firm accredited and mandated by the Bank to do so at the Borrower's expense.

      Any fees and legal costs incurred in the preparation and registration or publication of the security documents and any other document related thereto shall be payable by the Borrower, whether or not the financing is completed.

25. GOVERNING LAW

      This Offer shall be governed and construed in accordance with the laws of the province of Quebec.

      If this Offer is satisfactory, please indicate your approval by returning to us the copy attached in this regard, duly signed and initialled on each page, before 5:00 p.m. on APRIL 28, 2004. After that date, the Bank reserves the right to cancel or modify this Offer without notice.

      We trust that our financial support will contribute to the success of your company.

Yours very truly,

[NATIONAL BANK OF CANADA LOGO]

By:   /s/ Allain Gallichan              /s/ Sylvie Pelletier
      ---------------------             -----------------------------------
      Allain Gallichan                  Sylvie Pelletier
      Senior Account Manager            Account Representative
      (514) 523-4742                    (514) 523-5045
      alain.gallichan@bnc.ca            sylvie.pelletier@bnc.ca

ACCEPTANCE

We declare that we have read this Offer, dated April 28, 2004 and we accept the terms, conditions and obligations hereof.

EXECUTED AT _____________________, PROVINCE OF QUEBEC, THIS __________ DAY OF ________________, 200__.

CORPORATION RECRUITSOFT (CANADA) INC. AND ITS ENGLISH VERSION, RECRUITSOFT (CANADA) CORPORATION INC., SOON TO BECOME TALEO (CANADA) INC.



By:   /s/ Jean Laviqueur                /s/ Sylvie Lauze
      ------------------------------    -------------------------------
      By:                               By:
      TITLE:                            TITLE:

                             CONFIRMATORY AGREEMENT

BETWEEN: NATIONAL BANK OF CANADA, chartered bank governed by the Bank Act (1991, c. 46), having a place of business at 150, blvd. Rene-Levesque East, Quebec, Province of Quebec, G1R 5B1, herein represented by Mr. ALAIN GALLICHAN, Senior Account Manager, and Mrs. SYLVIE PELLETIER, Accounting Agent, duly authorized as they so declare;

                  (hereinafter called the "LENDER");

AND: CORPORATION RECRUITSOFT (CANADA) INC. / RECRUITSOFT (CANADA) CORPORATION INC., a corporation legally constituted under the Quebec Companies Act (R.S.Q., c. C-38), having its head office at 330, St-Vallier East, Suite 400, Quebec, Province of Quebec, G1K 9C5, herein represented by MR. JEAN LAVIGUEUR, Chief Financial Officer, and MRS. SYLVIE LAUZE, Director of Finance, duly authorized to act herein by resolution of the Board of Directors dated May 7, 2004;

                  (hereinafter called the "BORROWER");

AND: TALEO CORPORATION., a corporation legally constituted under the laws of the State of Delaware, having its head office at 182 Second Street, 5th Floor, San Francisco, CA, 94105, herein represented by MR. JEAN LAVIGUEUR, Chief Financial Officer, and MRS. SYLVIE LAUZE, Director of Finance, duly authorized to act herein by a written action of the Board of Directors dated May 4, 2004;

                  (hereinafter called "TALEO");

AND: 9090-5415 QUEBEC INC., a corporation legally constituted under the Quebec Companies Act (R.S.Q., c. C-38), having its head office at 330, St-Vallier East, Suite 400, Quebec (Quebec) G1K 9C5, herein represented by MR. JEAN LAVIGUEUR, Chief Financial Officer, and MRS. SYLVIE LAUZE, Director of Finance, duly authorized to act herein by a resolution of the Board of Directors dated May 7, 2004;

                  (hereinafter called "9090");

AND: WHITE AMBER, INC., a corporation legally constituted under the laws of the State of Delaware, having its head office at 1010 Northern Blvd., Suite 328 Great Neck, NY, 11021, herein represented by MR. JEAN LAVIGUEUR, Chief Financial Officer, and MRS. SYLVIE LAUZE, Director of Finance, duly authorized to act herein by a written action of the Board of Directors dated May 5, 2004;

                  (hereinafter called "WHITE AMBER");

                  (Taleo, 9090 and White Amber are hereinafter collectively called the "INTERVENING PARTY")

WHEREAS the Bank addressed to the Borrower and the Intervening Party, on April 28th, 2004, an offer to finance, which was accepted on the same day (hereinafter called the "OFFER TO FINANCE")

WHEREAS under the terms of the Offer to Finance, the Lender agreed:

i) to maintain in force an operating credit in an amount up to but not exceeding the aggregate amount of FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 500,000) (the "CREDIT A") and/or the equivalent in US dollars;

ii) to maintain in force a demand credit facility which was originally to the amount of FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 500,000) (the "CREDIT B"), for which there was an amount of FORTY NINE THOUSAND NINE HUNDRED NINETY-NINE CANADIAN DOLLARS (CA$ 49,999) still outstanding as of April 28th, 2004;

iii) to grant a letter of guarantee for the aggregate amount of SIXTY THREE THOUSAND THREE HUNDRED THIRTY-THREE CANADIAN DOLLARS (CA$ 63,333) (the "CREDIT C");

iv) to maintain in force a term financing which was originally for the amount of TWO MILLION FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 2,500,000) (the "CREDIT D") for which there is an amount of TWO MILLION TWO HUNDRED FIFTY THOUSAND CANADIAN DOLLARS (CA$ 2,250,000) still outstanding as of April 28th, 2004;

v) to maintain in force a Master Card business purchasing up to but not exceeding the aggregate amount of FOUR HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 400,000) (the "CREDIT E");

vi) to grant a term financing up to but not exceeding TWO MILLION FOUR HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 2,400,000) (the "CREDIT F") and/or the equivalent in US dollars;

vii) to grant a demand credit facility up to but not exceeding the amount of ONE MILLION NINE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 1,900,000) (the "CREDIT G");

viii) to grant a demand credit facility up to but not exceeding the amount of TWO MILLION SIX HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 2,600,000) (the "CREDIT H") and/or the equivalent in US dollars;

ix) to grant an Exchange Risk Credit up to but not exceeding FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 500,000) (the "CREDIT I");


all in favor of the Borrower (collectively referred to as the "CREDIT FACILITIES").


WHEREAS the Credit Facility A is not a new addition to the Credit Facilities but rather a maintenance of the existing operating credit in the amount of FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 500,000) previously granted by the Lender in favor the Borrower;

WHEREAS the Credit Facility E is not a new addition to the Credit Facilities but rather a maintenance of the Master Card business credit in the amount of FOUR HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 400,000) previously granted by the Lender in favor the Borrower;

WHEREAS Credits C, F, G, H, and I are new credit facilities granted in favor of the Borrower in excess of all the credit facilities previously granted by the Lender to the Borrower;

WHEREAS the parties, by this agreement, wish to confirm their respective commitments under the Offer to Finance and to complete some aspects of the said Offer to finance with regard to the Credit Facilities.

THE PARTIES AGREE TO THE FOLLOWING:

1.    CONFIRMATION

1.1 The Offer to Finance and this confirmatory agreement together form the credit agreement (the "CREDIT AGREEMENT") governing the terms, modes and conditions concerning the Credit Facilities;

1.2 The Credit Agreement can only be modified or amended by a written document signed by all the parties.

2.    BANKING DOCUMENTS AND USUAL FORMS

2.1 The Borrower agrees to consent and to sign the banking agreements and the usual forms in use from time to time for the Lender (collectively called the "ACCESSORY AGREEMENTS") to record, to establish or to specify different modes applicable to the Credit Facilities;

2.2 The Accessory Agreements are a part of the Credit Agreement, so novation doesn't occur to any of the Borrower's obligations in regard to any of the Credit Facilities, neither do they diminish the scope or the extent of the Securities as well as the securities previously granted by the Borrower and the Intervening Party in favor of the Lender regarding any of the Credit Facilities.

3.    SITUATION OF THE EXISTING CREDIT FACILITIES AND SECURITIES

3.1 The Credit A is not in addition to any operating financing previously granted by the Lender to the Borrower, which are included and continue through the Credit A;

3.2 The Credit E is not in addition to any Master Card business credit previously granted by the Lender to the Borrower, which are included and continue through the Credit E;

3.3 The Credits B and D, which were previously granted to the Borrower, are maintained in force and will, starting from the date of signature of this agreement, be governed by the terms and conditions of this agreement.

4.    SECURITIES

4.1 Concurrently with the signature of this agreement or, as the case may be, as soon as possible afterward, the Borrower and/or the Intervening Party commit to create, to consent and, if required, to maintain in force and to renew the securities described hereinafter (the "SECURITIES") in order to guarantee the Credit Facilities:

      CREDIT C

      4.1.1 A first ranking movable hypothec in the amount of CA$ 63,333.33 charging a deposit registered at the Register of the Personal Real Rights Movable on April 7, 2004, under the registration number 04-0192613-0001;

      ALL CREDIT FACILITIES

      4.1.2 A first ranking movable hypothec in the amount of CA$ 10,663,333 charging the universality of movable assets of the Borrower excluding the intellectual property;

      4.1.3 A first ranking security agreement in the amount of CA$ 10,663,333 charging the universality of movable assets of the Borrower excluding the intellectual property;

      4.1.4 A first ranking security agreement in the amount of CA$ 10,663,333 charging the universality of movable assets of the Borrower excluding the intellectual property;

      4.1.5   A guarantee of Taleo in the amount of CA$ 10,663,333;

      4.1.6 A first ranking security agreement in the amount of CA$ 10,663,333 charging the universality of movable property of Taleo excluding the intellectual property;

      4.1.7   A guarantee of White Amber in the amount of CA$ 10,663,333;

      4.1.8 A first ranking security agreement in the amount of CA$ 10,663,333 charging the universality of the movable property of White Amber excluding the intellectual property;

      4.1.9   A guarantee of 9090 in the amount of CA$ 10,663,333;

      4.1.10 A negative pledge granted by the Borrower, Taleo and White Amber on the intellectual property;

      4.1.11 An undertaking of Taleo to make up insufficiency of the debt servicing;

      4.1.12 A first ranking movable hypothec in the amount of CA$ 10,663,333 charging the universality of movable assets of the Borrower;

      4.1.13 A first ranking security agreement in the amount of CA$ 10,663,333 charging the universality of movable assets of the Borrower;

      4.1.14 A first ranking security agreement in the amount of CA$ 10,663,333 charging the universality of movable assets of the Borrower;

      4.1.15 A first ranking security agreement in the amount of CA$ 10,663,333 charging the universality of movable assets of Taleo;

      4.1.16 A first ranking security agreement in the amount of CA$ 10,663,333 charging the universality of movable assets of White Amber;

      4.1.17 A guarantee in the amount of CA$ 10,663,333 concerning the insurance policies of the Borrower and the Intervening Party.

4.2 Notwithstanding any provisions of the security to the contrary, the hypothec and security agreements described in subsection 4.1.12, 4.1.13, 4.1.14, 4.1.15 and 4.1.16 of this agreement will only become in force and be registered at the appropriate governmental agencies if the Borrower does not successfully complete an initial public offering of a minimum of CA$ 25,000,000 net on or before September 30, 2004. In the event of a valid registration of the hypothec and security agreements described in subsection 4.1.12, 4.1.13, 4.1.14, 4.1.15 and 4.1.16 the Lender agrees to discharge and release the hypothec and security agreements described in subsection 4.1.2, 4.1.3, 4.1.4, 4.1.6 and 4.1.8.

4.3 In the event that the Borrower and/or the Intervening Party acquire any immovable property, the Borrower and/or the Intervening Party agree to grant, without delay, the said immovable property in favor of the Lender in order to guarantee the reimbursement of the Credit Facilities.

5.    DISBURSEMENT OF THE CREDIT FACILITIES

5.1 The Lender may, in whole and/or in part, retain any advances on the Credit Facilities and, at its sole discretion, put a term to the Credit Facilities, if in its opinion:

      5.1.1 the Borrower and/or the Intervening Party does not respect the commitments, the representations, the securities or one or another conditions of the Credit Agreement or of any other documents constating the securities guaranteeing the reimbursement of the Credit Facilities; or

      5.1.2 the Borrower and/or its default under any provisions of the Credit Agreement or of any documents constating one of the Securities; or

      5.1.3 a material adverse effect change, be it actual or imminent, may happen, the appreciation of which is at the sole discretion of the Lender; or

      5.1.4 a pending litigation may have a negative effect on the Borrower's property or business.

6.    ADDITIONAL DOCUMENTS AND INFORMATION

6.1 The Borrower agrees to provide to the Lender, upon demand, all the documentation and information which may reasonably be required regarding the Borrower's business, including notably but not limitatively information concerning the respect by the Borrower of the environmental regulations.

7.    MISCELLANEOUS

7.1 The Borrower's rights under the Credit Agreement and the Credit Facilities can not be transferred without the Lender's previous written authorization. Any unauthorized transfer is non-invocable by the Lender and is renowned an event of default under the terms of the Credit Agreement as well as the documents constating the Securities;


7.2 In addition to the provisions of the Credit Agreement from the first disbursement of the Credit Facilities until the full reimbursement of the said Credit Facilities, the Borrower will consent to and sign all reasonable document and deeds required by the Lender: i) in order to make up or renew the Securities; ii) to timely execute its commitments following the Credit Agreement and the Accessory Agreements; iii) and if the case arises, to notice the potential amendment agreed upon with regard to any Credit Facilities granted by the Lender in favor of the Borrower;


7.3 The constating documents of the Securities as well as the Accessory Agreements are not supposed to contradict the terms and conditions of the Credit Agreement. Therefore, in case of incompatibility between the terms and conditions of the Accessory Agreements, the constating documents of the Securities and the Credit Agreement prevail over the Accessory Agreements and the Credit Agreement prevail over the documents constating the Securities;

7.4 Unless the Credit Agreement, the Accessory Agreements or the Securities expressly state the opposite, the accounting terms, the financial ratios and the calculations are established or, are applied in accordance with the accounting principles generally accepted by the Canadian Chartered Accountant Institute;

7.5   This agreement is binding for the signatory parties and their successors.

7.6 The parties commit themselves to consent, to sign or to do every reasonable action required in order to give effect or to complete this agreement as well as any other agreements which were referred to hereabove.

7.7 The parties hereto have expressly agreed that this agreement and all deeds, documents or notices relating thereto be executed in English. Les parties aux presentes ont expressement convenu que cet acte et tout autre acte, document ou avis y afferent soient rediges en anglais.

8.    INTERVENTION

8.1 The Intervening Party intervenes to this agreement, and by its intervention commits itself towards the Lender to execute its obligations in accordance with the present Credit Agreement and agrees to make no modification to the content of this agreement without obtaining the Lender's preliminary writtenconsent.

DULY SIGNED BY THE PARTIES in Quebec City, this May 7, 2004.

THE LENDER:                              THE BORROWER:

NATIONAL BANK OF CANADA                  CORPORATION RECRUITSOFT (CANADA) INC./
                                         RECRUITSOFT (CANADA) CORPORATION INC.

BY:                                      BY:

/s/ Alain Gallichan                      /s/ Jean Lavigueur
--------------------------------------   ---------------------------------------
ALAIN GALLICHAN                          JEAN LAVIGUEUR

/s/ Sylvie Pelletier                     /s/ Sylvie Lauze
--------------------------------------   ---------------------------------------
SYLVIE PELLETIER                         SYLVIE LAUZE

THE INTERVENING PARTY:                   THE INTERVENING PARTY:

TALEO CORPORATION                        9090-5415 QUEBEC INC.

BY:                                      BY:

/s/ Jean Lavigueur                       /s/ Jean Lavigueur
--------------------------------------   ---------------------------------------
JEAN LAVIGUEUR                           JEAN LAVIGUEUR

/s/ Sylvie Lauze                         /s/ Sylvie Lauze
--------------------------------------   ---------------------------------------
SYLVIE LAUZE                             SYLVIE LAUZE

THE INTERVENING PARTY:

WHITE AMBER, INC.

BY:

/s/ Jean Lavigueur
--------------------------------------
JEAN LAVIGUEUR

/s/ Sylvie Lauze
--------------------------------------
SYLVIE LAUZE

                               SECURITY AGREEMENT

AGREEMENT dated as of May 7, 2004, by and between NATIONAL BANK OF CANADA, a corporation organized under the laws of Canada, having a principal place of business at 150, boulevard Rene-Levesque East, 19th Floor, Quebec, Province of Quebec, Canada, G1R 5B1 (hereinafter referred to as the "SECURED PARTY") and TALEO CORPORATION, a corporation organized under the laws of the State of Delaware, United States of America, having its head office at 182 Second Street, 5th Floor, San Fransisco, CA 94105 USA (hereinafter sometimes referred to as the "CORPORATION").

WHEREAS the Secured Party addressed to Corporation Recruitsoft (Canada) Inc. / Recruitsoft (Canada) Corporation Inc. on April 28th, 2004 an offer to finance the terms of which have been stated in a confirmatory agreement dated May 7, 2004 (hereinafter collectively called the "CREDIT AGREEMENT");


WHEREAS under the Credit Agreement the Secured Party has agreed to grant notably an operating credit facility of FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 500,000) and/or the equivalent in US dollars, a demand credit facility which was originally in the amount of FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 500,000), for which there was an amount of FORTY NINE THOUSAND NINE HUNDRED NINETY-NINE CANADIAN DOLLARS (CA$ 49,999) still outstanding as of April 28th, 2004, a letter of guarantee of SIXTY THREE THOUSAND THREE HUNDRED THIRTY-THREE CANADIAN DOLLARS (CA$ 63,333), a term financing of TWO MILLION FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 2,500,000) for which there is an amount of TWO MILLION TWO HUNDRED FIFTY THOUSAND CANADIAN DOLLARS (CA$ 2,250,000) still outstanding as of April 28th, 2004, a Master Card business purchasing of FOUR HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 400,000), a term financing of TWO MILLION FOUR HUNDRED THOUSAND CANADIAN DOLLARS (CA 2,400,000) and/or the equivalent in US dollars, a demand credit facility of ONE MILLION NINE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 1,900,000), a demand credit facility of TWO MILLION SIX HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 2,600,000) and/or the equivalent in US dollars, an Exchange Risk Credit of FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CA$ 500,000) (the "CREDIT FACILITIES") to Corporation Recruitsoft (Canada) Inc. / Recruitsoft (Canada) Corporation Inc. (hereinafter called the "BORROWER") for the purposes described in the Credit Agreement, the Credit Facilities being guaranteed by the Corporation pursuant to a guarantee for an amount of CA$ 10,663,333 (the "GUARANTEE") of even date herewith in favor of the Secured Party;

                                                                              /2


WHEREAS the Secured Party agrees to make available the Credit Facilities but only upon the condition, among others, that the Corporation executes and delivers to the Secured Party for its benefit this security agreement;

WHEREAS this agreement evidences and sets forth the obligations of the Corporation with respect to the Guarantee granted by the Corporation in favor of the Secured Party (hereinafter referred to as the "CORPORATION'S OBLIGATION" and "GUARANTEE" respectively) with respect to the Credit Agreement;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

1.       DEFINITION

1.1 "LIABILITY" OR "LIABILITIES" shall mean all the obligations of the Corporation to the Secured Party, whether now existing or hereafter arising, direct or indirect, fixed or contingent, secured or unsecured, matured or unmatured, joint, several or joint and several, arising out of or in connection with the Guarantee or any other document executed in connection with the Guarantee, and any and all interest, commissions, obligations, liabilities, indebtedness, charges and expenses direct or indirect, primary, secondary, contingent, joint or several which are due or to become due or that may hereafter be contracted or acquired of the Corporation to the Secured Party, arising out of or in connection with the Guarantee or any other document executed in connection with the Guarantee, or on account of any of the foregoing and the performance and fulfillment by the Corporation of all the terms, conditions, promises, covenants and provisions contained in existing documents evidencing or securing the Corporation's Obligation, this Agreement, or in any future agreement or instrument between the Corporation and the Secured Party relating to the Corporation's Obligation or the Guarantee, together with reasonable attorney's fees, costs and expenses incurred by the Secured Party in the enforcement of its rights under the Corporation's Obligation or this Agreement.

1.2 "OBLIGOR" means the Corporation and the Borrower and, if any debt due to Secured Party hereunder is evidenced by a credit agreement, guaranty or other instrument, the makers and endorsers thereof.

1.3 "CORPORATION" means Taleo Corporation, with offices at 182 Second Street, 5th Floor, San Fransisco, CA 94105 USA, 636 Morris Twinpike, Suite 3B, Short Hills, NJ 07078 USA and One Energy Center, 40 Shuman Blvd., Suite 301, Naperville, IL 60563 USA.

                                                                              /3


1.4      "DEFAULT RATE" means that rate established in the Credit Agreement.

1.5 "ADVANCES" shall mean the expenditure of money or incurring of obligations by the Borrower in connection with the Credit Agreement.

1.6 "UNIFORM COMMERCIAL CODE" ("UCC") shall mean the Uniform Commercial Code of the State of Delaware (except to the extent that the Uniform Commercial Code of the State of Delaware requires the application of the Uniform Commercial Code of another jurisdiction).

1.7 "CONSENT OF THE SECURED PARTY" means the written consent by an Authorized Officer of the Secured Party.

1.8 "ACCOUNTS" means any "Account", as such term is defined in the UCC, now or hereafter owned by the Corporation, including, in any event, without limitation, any right of the Corporation to payment for goods sold or leased or for services rendered which the Corporation may now have or hereafter acquire, whether or not such right has been earned by performance, including, without limitation, all accounts, accounts receivable, book debts, instruments and chattel paper, Credit Agreement, drafts, acceptances, payments under leases of Equipment or sales of Inventory and other forms of obligations now or hereafter received by or belonging or owing to the Corporation for goods sold or leased and/or services rendered by it, and all of the Corporation's rights in, to and under all purchase orders, instruments, and other documents now or hereafter received by it evidencing obligations for and representing payment for goods sold or leased and/or services rendered, and all monies due or to become due to the Corporation under all contracts for the sale or lease of goods and/or the performance of services by it, now in existence or hereafter arising, including without limitation the right to receive the Proceeds of said purchase orders and contracts.

1.9 "CONTRACTS" means all contracts, instruments, undertakings, chattel paper, documents or other agreements in or under which the Corporation may now or hereafter have any right, title or interest.

1.10 "EQUIPMENT" means any "equipment", as such term is defined in the UCC now or hereafter owned by the Corporation and, in any event, including, without limitation, all machinery, equipment, furnishings, fixtures, and vehicles now or hereafter owned by the Corporation, including, without limitation, all items of machinery and equipment of any kind, nature and description whether affixed to real property or not, as well as trucks and vehicles of every description, trailers, handling and delivery equipment, fixtures and office furniture and any and all additions to, substitutions for and replacements of or accessions to any of the foregoing, wherever located, together with all attachments, components, parts (including spare parts), equipment and accessories installed thereon or affixed thereto and all fuel for any thereof.

                                                                              /4


1.11 "GENERAL INTANGIBLES" means any "general intangibles", as such term is defined in the UCC, now or hereafter owned by the Corporation and, in any event, including, without limitation, all customer lists, Trademarks, Patents, rights in intellectual property, licenses, permits and copyrights now or hereafter owned by the Corporation.

1.12 "INVENTORY" means any "inventory", as such term is defined in the UCC, now or hereafter owned by the Corporation, including, without limitation, all inventory, wherever located, now owned or hereafter acquired by the Corporation or in which the Corporation now has or hereafter may acquire any right, title or interest, including, without limitation, all goods and other personal property now or hereafter owned by the Corporation which are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in the Corporation's business, or in the processing, packaging or shipping of the same, and all finished goods.

1.13 "INVESTMENT PROPERTY" means any "investment property", as such term is defined in the UCC, now or hereafter owned by the Corporation.

1.14 "PROCEEDS" means "Proceeds", as such term is defined in the UCC and, in any event, including, without limitation, the following at any time whatsoever arising or receivable (i) whatever is received upon any collection, exchange, sale or other disposition of any of the Collateral, and any property into which any of the Collateral is converted, whether cash or non-cash proceeds, (ii) any and all proceeds of any insurance, indemnity, warranty or guarantee payable to the Corporation from time to time with respect to any of the Collateral,
         (iii) any and all payments (in any form whatsoever) made or due and payable to the Corporation from time to time in connection with any requisition, confiscation, condemnations, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person, corporation, agency, authority or other entity acting under color of any governmental authority), (iv) any claim of the Corporation against third parties for past, present or future infringement of any Patent or breach of any Patent License or for past, present or future infringement or dilution of, any Trademark or for injury to the goodwill associated with any Trademark, or breach of any Trademark License and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral and General Intangibles.

1.15 "PATENTS" mean (i) all letters patent of the United States or any other country, and all applications for letters patent of the United States or any other country, and (ii) all reissues, continuations, continuations-in-part or extensions thereof, in each case now or hereafter owned by the Corporation.

1.16 "PATENT LICENSE" mean any written agreement, now or hereafter entered into by the Corporation, granting any right to practice any invention covered by a Patent.

                                                                              /5


1.17 "TRADEMARKS" mean (i) all trademarks, trade names, corporate names, Corporation names, business names, fictitious business names, trade styles, service marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (ii) all reissues, extensions or renewals thereof, in each case now or hereafter owned by the Corporation.

1.18 "TRADEMARK LICENSE" mean any written agreement, now or hereafter entered into by the Corporation, granting any right to use any Trademark.

1.19 "PERMITTED INDEBTEDNESS" means indebtedness secured by a lien permitted under clause (d) of the definition of Permitted Liens.

1.20 "PERMITTED LIENS" means (a) liens for taxes not yet delinquent or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (c) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, and other liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements; (d) liens upon any equipment acquired or held by the Corporation or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, so long as such lien extends only to the equipment financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; (e) liens arising from judgments or attachments in circumstances not constituting an Event of Default under Section 5.6 of this Agreement; (f) liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (g) liens which constitute rights of setoff of a customary nature or banker's liens, whether arising by law or by contract; (h) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; and (i) leases or subleases and licenses or sublicenses granted in the ordinary course of the Corporation's business.

                                                                              /6


1.21 "RELATED COMPANY" means the parent company (other than in reference to such parent company) and any of the parent company's wholly-owned subsidiaries.


2.       LOANS

2.1 LOAN. The parties hereto acknowledge that funds have been and may hereafter be loaned by the Secured Party to the Borrower pursuant to the Credit Agreement. The parties further acknowledge that the Corporation's undertaking to enter into the Guarantee was a condition of the Secured Party's making Advances to the Borrower, is a condition of continuing said Advances of credit to the Borrower, and is a condition of future Advances of credit to the Borrower.

2.2 EXCESS LOANS. In the event the Secured Party shall make Advances to the Borrower for an amount in excess of the face amount indicated in the Credit Agreement, or if the Corporation should directly or indirectly become indebted to the Secured Party in an amount which is in excess of the said amount, the indebtedness shall nevertheless be secured by the terms of this Security Agreement up to the amount guaranteed under the Guarantee.

2.3 LATE CHARGE AND MATURITY RATE. This Security Agreement shall also be deemed to secure Corporation's Obligation to make payments of any and all late charges set forth in the Guarantee.


3.       COLLATERAL

3.1 COLLATERAL. As collateral security for the prompt and complete payment and performance when due of all the Liabilities and in order to induce the Secured Party to enter into the Credit Agreement and make available the Credit Facilities to the Borrower in accordance with the terms thereof, the Corporation hereby pledges, hypothecates and grants to the Secured Party a security interest in all the Corporation's right, title and interest in, to and under the following (all of which being hereinafter collectively called the "COLLATERAL"):

         (i)      all Contracts;

         (ii) all Accounts in which the Corporation has any right, title or interest, including, without limitation, (A) all moneys due and to become due under any Contract, (B) any damages arising out of or for breach or default in respect of any such Contract or Account, (C) all other amounts from time to time paid or payable under or in connection with any such Contract or Account, (D) the right of the Corporation to terminate any such Contract or to perform and to exercise all remedies thereunder;

                                                                              /7


         (iii) all General Intangibles to the exclusion of the intellectual property including Trademarks, Patents, Patent Licenses and Trademark Licenses without limitation;

         (iv)     all Equipment;

         (v)      all Inventory;

         (vi)     all Investment Property;

         (vii) all other personal property of the Corporation whether tangible or intangible, or whether now or hereafter owned by the Corporation and wherever located, including, but not limited to, the balance of every deposit account, now or hereafter existing, of the Corporation with any lenders and all moneys of the Corporation and all rights to payment of money of the Corporation; and

         (viii) to the extent not otherwise included, all Proceeds and products of any or all of the foregoing.

                  Notwithstanding the foregoing, the Collateral shall not be deemed to include (i) any copyrights, copyright applications, copyright registrations and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Corporation connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing; or (ii) any equipment or other property financed by a third party, provided that such third party's liens are liens of the type described in subsection (d) of the definition of Permitted Liens provided further that such equipment or other property shall be deemed "Collateral" hereunder if such third party's lien is released or otherwise terminated

3.2 CONTINUING PERFECTION. The Corporation will perform any and all steps requested by the Secured Party to create and maintain in the Secured Party's favor a first and valid lien on the Collateral or security interest in the Collateral or pledges of Collateral. Such steps include, without limitation, the execution, delivery, filing and recording of financing statements, notes and any other documents necessary, in the opinion of the Secured Party, necessary or advisable to secure payment of all Liabilities to the Secured Party.

                                                                              /8


4.       REPRESENTATIONS, COVENANTS AND WARRANTIES

To induce the Secured Party to enter into this Agreement (and to accept this Agreement in partial satisfaction of conditions to making Advances pursuant to the Credit Agreement), the Corporation, covenants and warrants to the Secured Party (and understands that the Secured Party shall rely thereon) as follows:

4.1 GOOD STANDING. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in all states or jurisdictions in which it does business. The Corporation is specifically duly authorized to do business in and is in good standing under the laws of the State of Delaware.

4.2 CORPORATE AUTHORITY. The Corporation has the corporate power to execute, deliver and carry out this Agreement and all documents referred to herein and contemplated hereby, its board of directors (and, to the extent required by law, its stockholders) has duly authorized and approved the terms of the transactions described herein and the taking of any and all action contemplated herein by the Corporation and the consummation of the within transaction does not violate any provision of its articles of incorporation, its by-laws, or any agreement or undertaking to which the Corporation is a party or by which it is bound.

4.3 COMPLIANCE WITH LAW. The execution of this Agreement or any instruments or documents supplemental or incidental hereto and performance by the Corporation of its obligations hereunder, does not, at the date of execution hereof, violate any existing law or regulation or any writ or decree of any court or governmental agency or the charter or by-laws of the Corporation or any agreement or undertaking to which it is a party or by which it is bound Hereafter the Corporation will conduct its business in the United States in material compliance with all applicable U. S. federal, state and municipal statutes or ordinances and regulations.


4.4 NO LITIGATION. There are no judgments against the Corporation as of the date of this Agreement and no material litigation or administrative proceeding before any governmental body is presently pending now, or to the knowledge of Corporation, threatened, against the Corporation or any of its property or which could affect the Collateral or the lien created hereunder.

4.5 NO FINANCIAL CHANGE. The Corporation has furnished the Secured Party with current financial statements. Such financial statements are complete and correct and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods specified

                                                                              /9


         4.5.1 The Corporation warrants that there has been no material adverse change in the financial condition of the Corporation, since the date on which the most recent financial statements of the Corporation were delivered to Secured Party.

         4.5.2 The Corporation has made no investment in, Advances to, or guarantees of the obligations of any Corporation, individual or other entity except (i) those disclosed in the financial statements referred to above, and (ii) the guarantees subsequently simultaneously or hereafter given to the Secured Party.

4.6 TAX COMPLIANCE. The Corporation has filed, or caused to be filed, all tax returns required to be filed and has paid all taxes shown to be due and payable on said return or on any assessment made against it.

4.7 GOOD TITLE. On the date of the Agreement, the Corporation has good and marketable title to the Collateral, none of the Collateral is subject to any pledge, lien, security interest, encumbrance, charge or title retention or other security agreement or arrangement of any character whatsoever, other than Permitted Liens, and the security interest granted by the Corporation to the Secured Party herein shall constitute valid and enforceable first liens on the Collateral, subject only to Permitted Liens.

4.8 PLACE OF RECORDS. The Corporation represents that the offices where it keeps its records concerning the Collateral are at its place of business located at 182 Second Street, 5th Floor, San Fransisco, CA 94105 USA. The Corporation will notify the Secured Party promptly in writing of any proposed change in location of the place referred to in this Paragraph.

4.9 FINANCIAL STATEMENTS AND CERTIFICATE OF NO DEFAULT. The financial statements of the Corporation, in form reasonably satisfactory to Secured Party, are to be provided to Secured Party as set forth in the Credit Agreement.

4.10 INSURANCE. The Corporation agrees to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies, of such types (including public liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amount both reasonably acceptable to the Secured Party and as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated (but not less than, in the case of casualty insurance, the fair market value of the insured property). If the Corporation fails to take the action called for herein, the Secured Party may, after giving the Corporation written notice of such failure and a reasonable time to correct same, in its discretion obtain insurance covering the Secured Party's interest in the Collateral and the amount of the premium for said insurance shall be added to the Liabilities of the Corporation to the Secured Party.

                                                                             /10


         4.10.1 The Corporation will deliver the originals of all such policies (or certificates evidencing insurance if the policies are master policies) to the Secured Party, and not less than fifteen (15) days prior to the expiration date of each such policy, will deliver to the Secured Party a renewal policy or policies (or certificates evidencing insurance if the policies are master policies) marked "premium paid" or accompanied by other evidence of payment satisfactory to the Secured Party, all naming the Secured Party as loss payee.

         4.10.2 All policies shall require that no less than thirty (30) days' written notice of cancellation or material change will be given to the Secured Party. All cost of insurance shall be borne by the Corporation. Renewal policies, together with evidence of payment of premiums, shall be deposited with the Secured Party at least thirty (30) days before the expiration of the prior existing policies. All insurance is required commencing from the date hereof and is to be continued throughout the term of this Agreement. The Corporation shall not violate or permit to be violated any of the conditions of the policies or insurance required to be maintained hereunder.

         4.10.3 Damage to, destruction, or loss of all or any portion of the Corporation's business which adversely affects the Collateral shall not terminate this Agreement or cause any abatement of or reduction in the payments to be made by the Corporation hereunder, or otherwise alter the obligations of the Corporation as set forth herein.

         4.10.4 In the event of any loss or change in circumstances which would materially adversely affect Corporation's Collateral, the Corporation shall give immediate written notice to the Secured Party and shall perform all of its duties and obligations set forth in each such policy. The Proceeds of any insurance policies covering such damage or destruction and shall be paid to the Borrower unless an Event of Default exists, then to Secured Party, unless otherwise agreed to by the Secured Party. The Secured Party shall have the right to adjust losses with insurance companies and to settle or adjudicate claims.

4.11 PAYMENT OF EXPENSES. The Corporation shall pay any and all expenses, including reasonable counsel fees and disbursements, filing and recording fees, and all other charges and expenses of the Secured Party which may be required in connection with the negotiation and processing of the within Agreement and the perfection of the security interest created hereunder, the enforcement of the Credit Agreement and payment of all Liabilities arising with respect hereto.

4.12 INSPECTION. The Corporation will permit any person designated by the Secured Party to inspect any properties, corporate books and financial records of the Corporation and to discuss the business affairs and finances of the Corporation with its principal officers and/or

                                                                             /11


         its independent accountants, and/or to contact accounts receivable Corporations, all at such reasonable times as the Secured Party may request.

4.13 MAINTAIN CORPORATE EXISTENCE. The Corporation shall maintain in Good Standing, its corporate existence and will not, without the prior written Consent of the Secured Party, which consent will not be unreasonably withheld, dissolve or liquidate, nor merge or consolidate with or acquire or affiliate with any other business entity nor form any subsidiary.

4.14 DISCHARGE OF TAXES AND LIENS. The Secured Party may, after giving to the Corporation written notice, at its option, discharge any taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance of the Collateral and the Corporation will reimburse the Secured Party on demand for any payment made or any expense incurred by the Secured Party pursuant to the foregoing authority, with interest at the rate set forth in the Credit Agreement.

4.15 NOTICE OF ADVERSE CHANGE. The Corporation agrees to inform the Secured Party of any material adverse change in its business, including but not limited to: strikes; the bankruptcy of an important client or supplier; and filing of any lawsuit naming the Corporation in amounts exceeding $25,000.00.

4.16 NEGATIVE COVENANTS. So long as the Corporation is indebted to the Secured Party hereunder, the Corporation shall not, without the Consent of the Secured Party:

         4.16.1 Become liable upon the obligations of any corporation, person or other entity except (i) to the Secured Party, or
                    (ii) as now existing and disclosed in the financial statements previously delivered to the Secured Party.

         4.16.2 Merge with and/or consolidate any of its business operations with another without notifying the Secured Party in writing and obtaining written Consent of the Secured Party to make a decision.

         4.16.3 Sell or dispose of any asset or property other than in the ordinary course of business or to a wholly-owned subsidiary.

         4.16.4 Other than Permitted Liens, pledge or grant any further security interest in the Collateral to any party other than the Secured Party, without the Secured Party's prior written Consent.

         4.16.5 Other than Permitted Indebtedness, incur any indebtedness for borrowed money with any other bank or lending institution or private lender.

                                                                             /12


         4.16.6 Make loans, Advances or extension of credit to any corporation, person or other entity except extensions of credit, on normal terms, in connection with the sale of products and services; Advances to employees for business purposes if accounted for and repaid in a timely manner, and loans, Advances or extensions of credit between the parent company and any wholly-owned subsidiary or between such subsidiaries.

         4.16.7     Change the principal nature of its business.

         4.16.8 Change its principal places of business or the place of business at which the Collateral is located without prior written notice to Secured Party.

5.       EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an "Event of Default":

5.1 NON-PERFORMANCE. Failure on the part of the Corporation to perform any term, covenant or condition contained in this Agreement, the Guarantee or in any agreements between the Corporation and the Secured Party made with respect to the Credit Facilities within 10 days after written notice of such failure from Secured Party.

5.2 MISREPRESENTATION. Any representation or warranty made by the Corporation in this Agreement, in any written report, certificate or other instrument in writing furnished in connection with the Guarantee or in connection with any instrument of security furnished to the Secured Party proves to be inaccurate in any substantial and material respect as of the date or dates with respect to which it is deemed to have been made.

5.3 OTHER SECURITY INTEREST. Failure on the part of the Corporation, after written notice from the Secured Party to the Corporation, to take any action requested by the Secured Party to perfect or protect the security interests provided for herein.

5.4 INSOLVENCY. The Corporation shall have applied for or consented to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; admitted in writing its inability to pay its debts as they mature; made a general assignment for the benefit of creditors; been adjudicated a bankrupt or insolvent; or filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding, or taken corporate action for the purposes of effecting any of the foregoing; or an order, judgment or decree shall have been entered, without the application, approval or consent of the Corporation by any court of competent jurisdiction approving a petition seeking

                                                                             /13


         reorganization of the Corporation, or appointing a receiver, trustee or liquidator of any Obligor, or of a substantial part of its assets and such order, judgment or decree shall have continued unstayed and in effect for any period of sixty (60) consecutive days; or a petition in bankruptcy shall have been filed against the Corporation and shall not have been dismissed for a period of sixty (60) consecutive days.

5.5 JUDGMENT OR LIEN. Entry of a judgment(s), issuance or any garnishment(s), attachment(s) or distraint(s) in excess of the aggregate sum of One Hundred Thousand Dollars ($100,000.00), the filing of any lien or of any governmental attachment against any property of the Corporation which entry, issuance, attachment or filing shall have continued unstayed and in effect for a period of thirty (30) days.

5.6 DEFAULT UNDER OTHER SECURITY INTERESTS - BORROWINGS OR OBLIGATIONS. The Corporation is in default under any security agreement permitted by or given to the Secured Party covering any of the Collateral provided for herein or any other Collateral owned by the Secured Party, which default is not cured within any permitted cure period.

6.       CONSEQUENCE OF EVENT OF DEFAULT

In case any Event of Default shall have occurred and be continuing, then and in every such event of default, the Secured Party may take any or all of the following actions, either simultaneously or separately:

6.1 ACCELERATION. Declare all Liabilities owing to the Secured Party from the Corporation under this Agreement and under the Guarantee to be forthwith due and payable, whereupon all such sums shall forthwith become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Corporation.

         6.1.1 The Secured Party shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code, including without limitation, the right to take possession of the Collateral, and for that purpose the Secured Party may, as far as the Corporation can give authority therefor, enter upon any premises on which Collateral may be situated and remove the same therefrom.

6.2 POSSESSION. Proceed with or without judicial process to take possession of all or any part of the Collateral provided for herein not already in the possession of the Secured Party, and the Corporation agrees that upon receipt of notice of the Secured Party's intention to take possession of all or any part of said Collateral, the Corporation will do everything reasonably necessary to make same available to the Secured Party. The Secured Party may require the Corporation upon ten
         (10) days notice to the Corporation to assemble the Collateral and

                                                                             /14


         Proceeds and make them available to the Secured Party at a place to be designated by the Secured Party.

6.3 METHODS OF SALE. So long as the Secured Party acts in a commercially reasonable manner, the Secured Party may assign, transfer and deliver at any time or from time to time the whole or any portion of the Collateral or any rights or interest therein in accordance with the Uniform Commercial Code, and without limiting the scope of the Secured Party's rights thereunder, the Secured Party may sell the Collateral at public or private sale, or in any other manner, at such price or prices as the Secured Party may deem best, and either for cash or credit, or for future delivery, at the option of the Secured Party, in bulk or in parcels and with or without having the Collateral at the sale or other disposition. In the event of a sale of the Collateral, Secured Party shall give the Corporation at least ten (10) days prior written notice of such sale, which notice the Corporation acknowledges is reasonable. In the event of a sale of the Collateral, or any other disposition thereof, the Secured Party shall apply all Proceeds first to all Advances and all costs and expenses of disposition, including attorney's fees and then to the Liabilities of the Corporation to the Secured Party.

6.4 RETENTION OF COLLATERAL. Elect to retain the Collateral or any part thereof in satisfaction of all Liabilities due from the Corporation to Secured Party upon notice of such proposed election to the Corporation and any other party as may be required by the Uniform Commercial Code. The Secured Party may at any time in its discretion transfer any securities or other property constituting Collateral into its own name or that of its nominee and receive the income thereon and hold the same as security for Liabilities or apply it to principal or interest due on Liabilities.

6.5 SET-OFF. Secured Party shall have the right immediately, and without notice or other action to set-off against any of the Corporation's Liabilities to the Secured Party any sum owed by the Secured Party in any capacity to the Corporation whether due or not, and Secured Party shall be deemed to have exercised such right of set-off and to have made a charge against any such sum immediately upon the occurrence of such event of default, even though the actual book entries may be made at some time subsequent thereto.

6.6 EXPENSES AND ATTORNEY'S FEES. The Corporation shall pay to the Secured Party on demand any and all reasonable expenses, including reasonable counsel fees, incurred or paid by the Secured Party in protecting or enforcing its rights with respect to the Collateral. After deducting all of such expenses the residue of any Proceeds of collection or sale of Collateral shall be applied to the payment of principal or interest on Liabilities in such order or preference as the Secured Party may determine, proper allowance for interest on Liabilities not then due being made, and any excess shall be returned to the Corporation and the Corporation shall remain liable for a deficiency.

                                                                             /15


6.7 INTEREST. The Corporation shall pay to the Secured Party from and after an Event of Default, interest on any Liabilities owed by the Corporation at the Default Rate until all such Liabilities are paid to the Secured Party.


7.       MISCELLANEOUS

7.1 NO WAIVER. Corporation agrees that no delay on the part of the Secured Party in exercising any power or right hereunder shall operate as a waiver of any such power or right, preclude other or further exercise thereof, or the exercise of any other power or right. No waiver whatsoever shall be valid unless in writing signed by the Secured Party and then only to the extent set forth therein.

7.2 WAIVER OF NOTICE. Corporation waives presentment, dishonor and notice of dishonor, protest and notice of protest of all commercial papers at any time held by the Secured Party on which the Corporation is in any way liable.

7.3 ONE INSTRUMENT. The provisions of this Agreement will be in addition to those of the Credit Agreement or other evidence of Liability held by the Secured Party relating to this particular transaction, all of which shall be construed as one instrument.

7.4 CHOICE OF LAW. This Agreement and the rights of the parties hereto shall be governed by the laws of the State of Delaware except to the extent that enforcement of lien claims are governed by the laws of the state where the Collateral is located.

7.5 SUCCESSORS OR ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

7.6 RIGHTS CUMULATIVE. The rights and remedies herein expressed to be vested in or conferred upon the Secured Party shall be cumulative and shall be in addition to and not in substitution for or in derogation of the rights and remedies conferred upon secured creditors by the Uniform Commercial Code or any other applicable law.

7.7 NO ELECTION OF REMEDIES. Nothing herein shall require the Secured Party to proceed first under this Agreement to satisfy any Liabilities of the Guarantee to the Secured Party and the Secured Party may proceed directly against the Corporation under the Guarantee or under this Agreement, seriatim or simultaneously, as the Secured Party deems in its absolute discretion, and the taking of any one such action shall not constitute an election of remedies on its part.

                                                                             /16


7.8 NOTIFICATION OF DISPOSITION OF COLLATERAL. Any notification of a sale or other disposition of the Collateral or of any other action by the Secured Party to the Corporation will be sufficient if given personally or mailed to the Corporation, by certified mail, at its address set forth herein not less than ten (10) days prior to the day on which such sales or other disposition will be made, and such notification shall be deemed reasonable notice.

7.9 TITLES. The titles and headings indicated herein are inserted for convenience only and shall not be considered a part of this Agreement or in any way limit the construction or interpretation of this Agreement.

7.10 ENGLISH. The parties hereto have expressly agreed that this agreement and all deeds, documents or notices relating thereto be executed in English. Les parties aux presentes ont expressement convenu que cet acte ou tout autre acte, document ou avis y afferent soient rediges en anglais.

7.11 PRIOR AGREEMENTS. This Agreement superseded any existing security agreement executed by the Corporation in favor of the Secured Party and such agreements shall be of no further force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the day and year first above written and the parties agree that they intend this Agreement to be executed and delivered as an instrument under seal.


Attest:                                     NATIONAL BANK OF CANADA


                                            By: /s/ Alain Gallichan
                                                -------------------------------
                                                    Alain GALLICHAN

                                            By: /s/ Sylvie Pelletier
                                                -------------------------------
                                                    Sylvie PELLETIER

Attest:                                     TALEO CORPORATION

                                            By: /s/ Jean Lavigueur
                                                -------------------------------
                                                    Jean LAVIGUEUR

                                            By: /s/ Sylvie Lauze
                                                -------------------------------
                                                    Sylvie LAUZE